UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2015

HILL-ROM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6651 (Commission File Number)	35-1160484 (IRS Employer Identification No.)

Two Prudential Plaza, Suite 4100
Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

(312) 819-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On August 18, 2015, Hill-Rom Holdings, Inc. (“Hill-Rom”) and certain of its wholly-owned subsidiaries (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., as representative of the several initial purchasers named therein (the “Initial Purchasers”), related to the issuance and sale by Hill-Rom of $425 million aggregate principal amount of its 5.75% senior notes due 2023 (the “Notes”).  The Notes were offered and sold in a private transaction to qualified institutional buyers under pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act.  The Notes have not been registered under the Securities Act and may not be offered or sold in the United Statements absent registration or an exemption from the registration requirements of the Securities Act.

Hill-Rom expects the offering of the Notes to close on September 1, 2015, subject to customary closing conditions.  The Notes will be issued pursuant to an indenture (the “Indenture”) among Hill-Rom, the Subsidiary Guarantors and MUFG Union Bank, N.A., as trustee Hill-Rom intends to use the net proceeds of the offering to finance, in part, its previously announced acquisition of Welch Allyn Holdings, Inc. (“Welch Allyn”) through a merger transaction (the “Merger”).  In connection with the consummation of the Merger, Welch Allyn and certain of its subsidiaries will enter into a supplemental indenture to become guarantors under the Indenture.

The Notes bear interest at a rate per annum of 5.75%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2016. The Notes will mature on September 1, 2023. The Notes are a direct unsecured general obligation of Hill-Rom and rank equally with all of its existing and future unsecured and unsubordinated debt.

Upon the first to occur of either (i) November 30, 2015, if the Merger is not consummated prior to such date, or (ii) the date on which the agreement relating to the Merger is terminated, Hill-Rom will be required to redeem the Notes (the “Special Mandatory Redemption”) in whole, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of the Special Mandatory Redemption. Hill-Rom may also redeem the Notes, at its option, in whole, at any time prior to November 30, 2015, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but not including the date of redemption, if, in Hill-Rom’s judgment, the Merger will not be consummated on or prior to November 30, 2015.

The Notes will also be redeemable at the option of Hill-Rom, in whole or in part, at any time on or after September 1, 2018 pursuant to a customary schedule of declining redemption prices.  In addition, Hill-Rom may redeem some or all of the Notes prior to September 1, 2018 at a price equal to 100% of the principal amount thereof plus a “make-whole” premium.  Prior to September 1, 2018, Hill-Rom may redeem up to 40% of the aggregate principal amount of the Notes using the proceeds of certain equity offerings at a redemption price equal to 105.75% of the aggregate principal amount of the Notes.

The Purchase Agreement includes customary representations, warranties and covenants by Hill-Rom and the Subsidiary Guarantors.  It also provides for customary indemnification by each of Hill-Rom, the Subsidiary Guarantors and the Initial Purchasers against certain liabilities and customary contribution provisions in respect of those liabilities. In connection with the consummation of the Merger, Welch Allyn and certain of its subsidiaries will enter into a joinder agreement to the Purchase Agreement,  whereby they will they will agree to be bound as if they were each an original signatory thereto.

The Purchase Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. The above description of the Purchase Agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01              Financial Statements and Exhibits

(d)                      Exhibits:

Exhibit No.	Description
10.1	Purchase Agreement, dated August 18, 2015, among Hill-Rom Holdings, Inc., the subsidiary guarantors party thereto and the initial purchasers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
(Registrant)

DATE: August 18, 2015	By:	/s/ Steven J. Strobel
	Name:	Steven J. Strobel
	Title:	Senior Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

Exhibit Index

Exhibit No.	Description
10.1	Purchase Agreement, dated August 18, 2015, among Hill-Rom Holdings, Inc., the subsidiary guarantors party thereto and the initial purchasers party thereto.